UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

New Frontier Health Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	26-3828008
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

23rd Floor, 299 QRC 287-299 Queen’s Road Central Hong Kong	N/A
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class	Name of each exchange on which
to be so registered	each class is to be registered
Ordinary Shares, par value $0.0001 per share	The New York Stock Exchange

Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

New Frontier Health Corporation (f/k/a New Frontier Corporation) (the “Company”) hereby amends the registration statement on Form 8-A (File No. 001-38562) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2018.

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of ordinary shares, par value $0.001 per share (“ordinary shares”), of the Company and warrants to purchase ordinary shares (“warrants”).

Prior to December 18, 2019, the Company had two classes of ordinary shares: Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”). On December 12, 2019, the Company’s shareholders approved, and on December 18, 2019 the Company effected, a business combination with Healthy Harmony Holdings, L.P. (“Healthy Harmony”) and Healthy Harmony GP, Inc. (“HH GP”), in connection with which the Company changed its name to New Frontier Health Corporation and it indirectly acquired Healthy Harmony and HH GP (the “Business Combination”). In connection with the Business Combination, (i) all of the Class B ordinary shares converted into Class A ordinary shares on a one-for-one basis, and (ii) the Company’s amended and restated memorandum and articles of association was amended and restated to, among other things, effect the redesignation of all of the Class A ordinary shares and Class B ordinary shares into a single class of ordinary shares.

The description of the ordinary shares and warrants registered hereunder and related rights is set forth under the heading “Description of Securities” beginning on page 239 of the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by the Company with the SEC on November 27, 2019 and is incorporated herein by reference.  The description of the ordinary shares and warrants is qualified in its entirety by reference to the Company’s amended and restated memorandum and articles of association, which is filed as Exhibits 3.1 hereto and incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association.

4.1	Specimen Ordinary Share Certificate.

4.2	Specimen Warrant Certificate.

4.3	Warrant Agreement, dated as of July 3, 2018, between Continental Stock Transfer & Trust Company and the Company (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-38562), filed with the U.S. Securities and Exchange Commission on July 3, 2018).

10.1	Registration Rights Agreement, dated as of June 27, 2018, by and among the Company, New Frontier Public Holding Ltd. and the parties listed on the signature pages thereto (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-38562), filed with the U.S. Securities and Exchange Commission on July 3, 2018).

10.2	Form of Forward Purchase Agreement, dated as of June 4, 2018, by and among the Company, New Frontier Public Holding Ltd. and the party listed on the signature pages thereto (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (Reg. No. 333-225421), filed with the U.S. Securities and Exchange Commission on June 20, 2018).

10.3	Form of Subscription Agreement, by and between the Company and certain institutions and accredited investors (Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on July 30, 2019).

10.4	Fosun Rollover Agreement, dated as of July 30, 2019, by and among the Company and Fosun Industrial Co., Limited (Incorporated by reference to Annex G to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on November 27, 2019).

10.5	Registration Rights Agreement, dated as of December 17, 2019, by and among the Company, Roberta Lipson and the other parties listed on the signature pages thereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 20, 2019

NEW FRONTIER HEALTH CORPORATION

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Chief Executive Officer